EXHIBIT 99.1

March 18, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2015 OPERATING DATA
ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for February 2015. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $280.3 million in February 2015 increased 6.5 percent compared to last February, driven by healthy growth in the Private Client Group segment and Fixed Income division. Meanwhile, total securities commissions and fees in the month declined 1.6 percent compared to January 2015, primarily due to a sequential decline in the Private Client Group segment and one fewer business day in February.

Client assets under administration reached a record $495.9 billion, representing increases of 9.2 percent compared to last February and 3.4 percent compared to the preceding month. The growth in client assets under administration was attributable to strong financial advisor recruiting and retention results and market appreciation. Similarly, financial assets under management grew to a record $69.1 billion, representing increases of 11.5 percent over last year’s February and 4.5 percent compared to January 2015.

“Investment banking revenues were unusually soft during the first two months of the quarter, which negatively impacted the Capital Markets segment,” said CEO Paul Reilly. “While the investment banking pipeline is encouraging, the slow start to the quarter will likely result in unfavorable comparisons to the prior year and preceding quarters.”

Total net loans at Raymond James Bank of $11.9 billion grew 21.4 percent over last February and increased approximately $100 million, or 0.8 percent, compared to January 2015. After robust loan growth in the first fiscal quarter, growth has moderated significantly during the first two months of the current quarter. Although loan payoffs and paydowns are difficult to forecast, the current pipeline suggests continued modest net loan growth for the next several months.

“Despite the challenging start to the quarter, we are enthusiastic about the solid growth of our primary business drivers, including record client assets in the Private Client Group and Asset Management segments and record loans outstanding in Raymond James Bank,” Reilly said. “Notwithstanding the recent softness in investment banking, we are confident that we are well-positioned for growth in the Capital Markets segment as well.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,300 financial advisors serving in excess of 2.6 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $496 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc.
Operating Data

	February 2015	January 2015	February 2014
	(19 business days)	(20 business days)	(19 business days)

Total securities commissions and fees (in mil.) (1)	$280.3	$285.0	$263.2

Client assets under administration (in bil.)	$495.9	$479.5	$454.1

Private client group assets under administration (in bil.)	$471.6	$455.4	$430.4

Financial assets under management (in bil.) (2)	$69.1	$66.1	$62.0

Raymond James Bank total loans, net (in bil.)	$11.9	$11.8	$9.8

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.